EXHIBIT 10.2

VIVA ENTERTAINMENT GROUP, INC.,

A SUBSIDIARY OF EMS FIND, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered on October 28, 2015 by and among Viva Entertainment Group, Inc., a Delaware company, a Subsidiary (the “Subsidiary”) of EMS Find, Inc., a Nevada company (the "Company") and Johnny Falcones, an individual (the "Employee"), with an effective date of October 28, 2015, (the “Commencement Date”).

RECITALS

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company and to render services (“Services”) to it, on the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, in consideration of these premises, the respective covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Term of Employment.  The Employee's employment pursuant to this Agreement shall commence effective October 28, 2015, Employee’s compensation hereunder to be for calendar years during the term of this Agreement, subject to earlier termination pursuant to Section 4 hereof, and shall continue until December 31, 2018 (the “Scheduled Termination Date”); provided, however, that the initial term (the “Initial Term”) of the Employee’s employment hereunder shall automatically be extended for additional and successive one (1) year periods (each an “Additional Term”) unless either party shall give the other party notice (in the manner hereinafter provided), not later than ninety (90) days prior to the expiration of the Initial Term or the then current Additional Term, of the notifying party’s termination of the Employee’s employment which shall be effective as of the expiration of the Initial Term or the then current Additional Term, as the case may be.  For purposes hereof, the Initial Term and any Additional Term(s) are referred to collectively as the “Term.”

Section 2.  Ownership.  Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Employee that arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Employee will promptly disclose and provide all Inventions to Company.  Employee agrees to make and hereby makes all assignments necessary to accomplish the foregoing.  Employee shall further assist

Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned.  Employee agrees and warrants that all Inventions will be original to and owned by Employee and Employee will use and disclose only Inventions in the course of providing Services.

Section 3.  Proprietary Information.  Employee agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) Employee obtains from or assigns to Company, or develops or learns in connection with the Services, constitute “Proprietary Information.”  Employee will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, Employee shall not be so obligated with respect to information that is or becomes readily publicly available without restriction through no fault of Employee.  Upon termination or as otherwise requested by Company, Employee will promptly return to Company all items and copies containing or embodying Proprietary Information.

Section 4.  Position and Duties.  Employee shall serve as President of Viva Entertainment Group, Inc., the Subsidiary.  In his capacities as President of the Subsidiary, Employee shall do and perform all services, acts or things necessary or advisable to:

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manage all Projects and Assets of Subsidiary, including but not limited to the overseeing and designing of the Viva Entertainment application for smart phones and the Viva Entertainment system for homes and offices; wherein consumers may pay and watch what entertainment they choose based on a subscription or a pay per use basis; and

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manage and stay updated on the work of all operations and contracts of the Subsidiary.

Employee shall be subject at all times to the policies set by the Board of Directors. Employee shall devote sufficient business time and efforts to the performance of the Employee’s duties and responsibilities under this Agreement and to the business and affairs of the Company, its subsidiaries and affiliates.

Section 5.  Compensation.

(a)

Stock Salary. As compensation for services to be rendered under this Agreement in calendar 2016 (January 1 through December 31, 2016), in addition to the compensation specified below, Employee will receive a signing bonus of a five-year common stock purchase warrant (the “EMS Warrant”) to purchase Three (3,000,000) Million shares of common stock of the Company at an exercise price of $.74, and three-year Warrants (the “Viva Warrants”) to purchase up to Five (5%) Percent of the restricted common stock of Viva Entertainment Group, Inc., at an exercise price of Fifty ($0.50) Cents per share, which are exercisable in the event that Viva Entertainment Group, Inc. is spun out of the Company.

For calendar 2016, Employee shall receive an additional Three Hundred Seventy Five Thousand (375,000) shares of restricted common stock of the Company, on a monthly basis, starting at 2016 month 2 (February, 2016), for a period of four months, ending at 2016 month 5, for an aggregate total of One Million Five Hundred Thousand (1,500,000) shares of restricted common stock of the Company.

(b)

Election to EMS Find, Inc.’s Board of Directors. Within 30 days, after signing this Agreement, EMS Find, Inc., agrees to appoint Employee as a Director of the Company.

Section 6.  Termination of Employment; Effect of Termination of Employment.

(a)

Termination of Employment.  The Employee’s employment by the Company may be terminated at any time during the Term by the Company: (1) with Cause (as such term is defined below), or (2) in the event of the Employee’s death, or (3) in the event of the Employee’s Disability (as such term is defined below) (in the case of Disability, the termination shall be effective ten (10) days after notice thereof is given to the Employee). The Employee’s employment by the Company may be voluntarily terminated at any time during the Term on or after October 18, 2018 by the Employee, on no less than sixty (60) days prior written notice to the Company.  After the expiration of the Term, the Board may continue the employment of the Employee and the Employee may accept the employment on an at-will basis.

(b)

Certain Defined Terms.

As used herein, “Cause” means:

(a)

The Employee’s willful and material failure to perform his duties hereunder (other than any such failure due to the Employee’s physical or mental illness), or the Employee’s willful and material breach of his obligations hereunder;

(b)

The Employee’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company;

(c)

The Employee’s being convicted of, or entering a plea of guilty or nolo contender to, a crime that constitutes a felony; or

(d)

The Employee’s failure or inability to obtain or retain any license required to be obtained or retained by Employee in any jurisdiction in which the Company does or proposes to do business.

As used herein, “Disability” means a physical or mental impairment which substantially limits a major life activity of the Employee and which renders the Employee unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Company, for ninety (90) days in any consecutive one-hundred eighty (180) day period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

(c)

Notice of Termination.  Any purported termination of the Employee’s employment by either party and for any reason shall be communicated by written Notice of Termination (as defined below) by the terminating party to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice given by the Employee or the Company, which shall indicate the specific basis for termination of employment.

Section 7.

Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery, or by a recognized national overnight courier service, upon receipt thereof or (ii) if mailed, three (3) days after it has been postmarked in the U.S. mails, postage prepaid, certified mail, return receipt requested.  All notices shall be addressed to the parties at the respective addresses indicated herein or such other address as either party may in the future specify in writing to the other.

Section 8.

No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 8 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 9.

Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  Notwithstanding anything contained herein, the Company shall have the right to assign its rights under Section 8 hereof to any successor of the Company’s business.  This Agreement is personal to the Employee and may not be assigned by him without the prior written consent of the Company.  Any attempted assignment in violation of this Section 9 shall be null and void.

Section 10.

Governing Law; Jury Waiver.  This Agreement shall be governed by and construed, and the rights and obligations of the parties hereto enforced, in accordance with the laws of the State of Nevada, without regard to any conflicts or choice of law rules.  In addition, the Company and the Employee hereby agree to the exclusive jurisdiction of the courts of the State of Nevada for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY

Section 11.

Entire Agreement; No Waiver; Modification.  This Agreement shall constitute the entire agreement between the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between them with respect to such matters. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies conferred by this Agreement or shall preclude any other or further exercise thereof or the exercise of any other right, power and remedy. No term or provision of this Agreement may be amended, altered, modified, rescinded, supplemented, or terminated except by a writing signed by each of the parties hereto.

Section 12.

Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.

Section 13.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

Section 14.

Attorneys’ Fees and Costs.  If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.  This provision shall be construed as applicable to the entire agreement.

Section 15.

Modifications.

 Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Section 16.

Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

[Signature page to follow]

IN WITNESS WHEREOF, the Company and the Employee have executed this Employment Agreement as of the date first written above.

COMPANY Viva Entertainment Group, Inc., a Subsidiary of EMS Find, Inc.	EMPLOYEE Johnny Falcones

By: /s/ Steve Rubakh	By: /s/ Johnny Falcones
Name: Steve Rubakh	Name: Johnny Falcones
Title: President of EMS Find, Inc.